UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 17, 2008
JOHN B. SANFILIPPO & SON, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-19681	36-2419677
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1703 North Randall Road, Elgin, Illinois 60123-7820
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (847) 289-1800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

John B. Sanfilippo & Son, Inc. (the “Registrant”) submits the following information:
ITEM 2.05.    Costs Associated with Exit or Disposal Activities
On January 17, 2008, the Registrant’s Board of Directors (the “Board”) approved a plan to discontinue the Registrant’s store door distribution system, which is a program whereby the Registrant delivers products directly to customer stores. The Registrant determined that it is no longer profitable to ship directly to customers using its own trucks. Sales through the store door distribution system were approximately $2.5 million for calendar 2007. The Registrant expects approximately 50% of these sales to migrate to its other distribution channels, although there can be no assurances in this regard. The discontinuance of the store door distribution system, which the Registrant anticipates will eventually contribute to increased savings, is effective as of January 22, 2008.
The Registrant terminated nine employees on January 22, 2008 as a result of the discontinuance of the store door distribution system. Total severance benefits, which are expected to be paid during the Registrant’s third fiscal quarter ending March 27, 2008, are expected to be approximately $50 thousand. Also, the Registrant will be required to pay its portion of the underfunded pension liability as a result of its withdrawal from the multiemployer pension plan for its unionized drivers. The Registrant’s portion of the underfunded liability is currently estimated to be approximately $1.2 million. In addition, the Registrant will record approximately $250 thousand in lease termination and accelerated depreciation in connection with the trucks used for the store door distribution system, which the Registrant expects to discontinue utilizing in the third quarter. In total, the discontinuance of the store door distribution system is expected to result in recognition of approximately $1.5 million in expenses. The Registrant estimates that almost all of this charge will result in future cash expenditures.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHN B. SANFILIPPO & SON, INC.
January 22, 2008	By:	/s/ Jeffrey T. Sanfilippo
Jeffrey T. Sanfilippo
Chief Executive Officer